EXHIBIT 99.1

Educational Development Corporation Announces Record Unaudited First Quarter 2016 Net Revenue

TULSA, Okla., June 4, 2015 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reports record net revenue for the quarter ending May 31st, 2015 of $9,642,800 compared to $7,178,300 for the same quarter last year, an increase of 34%. The Company was led by its direct selling division, Usborne Books & More, which posted net revenue gains in March of 58%, April 47% and May 75% when compared to the same months the previous year. New sales consultants joining our organization in the first quarter were up 107% over the first quarter of the previous year.

Audited financial results for the quarter ended May 31, 2015 will be released in mid-July, but Mr. White announces that unaudited preliminary results for the quarter indicate continued improvement in net earnings primarily due to improvement in operating costs and improved shipping costs.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with new additions twice per year.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522